EXHIBIT 1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the attached Schedule 13D/A, together with any and all amendments thereto, is filed on behalf of each of us, pursuant to Rule 13d-1 of the General Rules and Regulations of the Securities and Exchange Commission. This Agreement may be executed in several counterparts, each of which may be deemed to be an original, but all of which together will constitute one and the same Agreement.

Date: December 20, 2011
Mr. Nassef Sawiris
Signature:	/s/ Nassef Sawiris

Date: December 20, 2011
Mr. Philip Le Cornu
Signature:	/s/ Philip Le Cornu

Date: December 20, 2011
Mr. Philip Norman
Signature:	/s/ Philip Norman

Date: December 20, 2011
NNS Holding
By:	Mr. Philip Norman
Title:	Director

Signature:	/s/ Philip Norman